Exhibit 99.1

ICEWEB BOARD OF DIRECTORS ADDS NEW MEMBER

JOSEPH L. DRUZAK, PRESIDENT AND CEO OF KREHER STEEL, JOINS ICEWEB'S BOARD OF DIRECTORS

HERNDON, Va.--(BUSINESS WIRE)--June 16, 2005--IceWEB, Inc. (OTC BB:IWEB - News), the technology provider for the Small-Medium Enterprise (SME) in the public and private sector, announced today that its Board of Directors has increased its size and elected Joseph L. Druzak, 53, a career professional in the steel industry. "Mr. Druzak adds the non-industry objective view that we need on our Board. His experience running a successful and growing steel company over the last 20 years is proof that he will surely assist us in the rapid growth of IceWEB," said John R. Signorello, IceWEB's Chairman and CEO. "Mr. Druzak has contributed to the early success of IceWEB and has always asked our management team the tough questions. We are pleased that he has accepted our Board Invitation."

Mr. Druzak was elected to fill an existing board vacancy at IceWEB's Board of Directors meeting of June 15, 2005. Mr. Druzak will also serve on the company's Compensation Committee.

"I have been working with the company for over two years and have been watching the progress. I am enthusiastic to play an integral part in the future growth of the company," Druzak said. "The company is in a great space and poised for continued expansion."

Joe is currently President & CEO of Kreher Steel Company, a large, privately-held, specialty steel distribution company. He has positioned Kreher Steel as an industry leader in specialty steel distribution, serving such varied markets as automotive, rail, construction, oil & gas, aerospace & defense. Mr. Druzak has been at Kreher Steel for over 20 years. Prior to Kreher Steel, Joe was employed at Jones & Laughlin Steel and Bayou Steel.

About IceWEB

IceWEB, Inc. (OTC BB: IWEB - News), is the trusted enabler of small and medium sized organizations, delivering hardware, software and professional services. Our ASP software delivery model reduces the total cost of ownership (TCO), and improves efficiency of IT environments. IceWEB's packaged solutions and uniquely tailored services ensure business value in the SME environment. Founded in 2000, ICEWEB is headquartered in Herndon, V.A. IceWEB(TM) products and services are available on GSA Contract # GS-35F-5149H. For more information, please visit http://www.iceweb.com.

To be added to our investor relations email list please go to:
http://www.b2i.us/frame.asp?BzID=851&to=ea&Nav=0&S=0&L=1 or call investor relations at 703-964-8000 ext 100.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, including but not limited to business conditions and the amount of growth in the computer industry and general economy, competitive factors, and other risks detailed from time to time in the Company's SEC reports, including but not limited to its annual report on Form 10-K and its quarterly reports on Forms 10-Q. The Company does not undertake any obligation to update forward-looking statements. All trademarks and brand names are the property of their respective companies.

__________
Contact:
     IceWEB, Inc.
     My Le Phuong, 703-964-8000 ext 100
     investor@iceweb.com